Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 6, 2021, except for the fourth and fifth paragraphs of Note 37, as to which the date is September 13, 2021, in the Registration Statement (Form F-1) and related Prospectus of GLOBALFOUNDRIES Inc. for the registration of its ordinary shares.

/s/ Ernst & Young LLP

San Jose, California

October 4, 2021